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                                 CERTIFICATE OF
                                AMENDMENT TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                              WESTECH CAPITAL CORP.

         Pursuant to the provisions of Section 242 of the Delaware General Corporation Law (the "DGCL"), Westech Capital Corp., a Delaware corporation (the "Corporation"), hereby certifies as follows:

         FIRST. The Certificate of Incorporation of the Corporation is hereby amended as follows:

         Article III of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

                                  "ARTICLE III

                                     SHARES

         The total number of shares of stock which the Corporation is authorized to issue is Fifty Million (50,000,000) comprised of Fifty Million (50,000,000) shares of Common Stock, $.001 par value per share.

         Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective in accordance with the General Corporation Law of the State of Delaware (the "Effective Time"), each ten (10) shares of Common Stock, par value $.001 per share, of the Corporation ("Old Common Stock") issued immediately prior to the Effective Time shall be automatically reclassified as and converted into one (1) share of Common Stock, par value $.001 per share, of the corporation ("New Common Stock").

         Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, the aggregate of all fractional shares otherwise issuable to the holders of record of Old Common Stock shall be issued to the transfer agent for the Corporation's Common Stock as agent for the accounts of all holders of record of Old Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all of the fractional interests will be effected by the transfer agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the New Common Stock on the Over-the-Counter Bulletin Board (or on such other securities exchange or market on which the Corporation's Common Stock shall then be traded) at the time of sale. After such sale and upon the surrender of the stockholders' stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.




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         Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as pay cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph."

         SECOND. The foregoing amendment of the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the DGCL, all of the directors of the Corporation having duly adopted resolutions by written consent in accordance with Section 141(f) of the DGCL and the approval of the stockholders of the Corporation at the Corporation's Annual Meeting held on June 19, 2001.




                            [SIGNATURE PAGE FOLLOWS.]



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         IN WITNESS WHEREOF, the Corporation has made this Certificate of
Amendment on this 22nd day of June, 2001.


                                      WESTECH CAPITAL CORP.


                                      By:  /s/ Charles H. Mayer
                                               Charles H. Mayer, President




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